SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

 Filed by the Registrant |X|
 Filed by a Party other than the Registrant |_|
 Check the appropriate box:

 |_| Preliminary Proxy Statement     |_| Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
 |X| Definitive Proxy Statement

 |_| Definitive Additional Materials

 |_| Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                  SYMBIAT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 |X| No fee required.

 |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 (1) Title of each class of securities to which transaction applies:

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 (2) Aggregate number of securities to which transaction applies:

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 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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 (5) Total fee paid:

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 |_| Fee paid previously with preliminary materials:

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 |_| Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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 (4) Date Filed:

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--------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

                                  SYMBIAT, INC.
                      4920 Avalon Ridge Parkway - Suite 600
                             Norcross, Georgia 30071
                              ____________________

                                 PROXY STATEMENT
                              ____________________


     This proxy statement is sent by the Company contains information relating to the annual meeting of stockholders of Symbiat, Inc. to be held on Tuesday, February 25, 2003, beginning at 1:00 p.m., at the Company's Corporate Office at 4920 Avalon Ridge Parkway, Suite 600, Norcross, GA 30071 and at any postponement, adjournment or continuation of the meeting. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about February 14, 2003.

                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Company's annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the approval of the election of the Company's independent auditors. In addition, the Company's management will report on the performance of the Company during its fiscal year ended March 31, 2002 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     Only stockholders of record of the Company's common stock, $.01 par value ("Common Stock"), and Series A redeemable convertible preferred stock ("Preferred Stock") at the close of business on the record date, February 4, 2003, are entitled to receive notice of and vote at the annual meeting, or any postponement, adjournment or continuation of the meeting.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the votes represented by outstanding Common Stock on the record date will constitute a quorum for the transaction of business at the annual meeting. Holders of Preferred Stock will be entitled to the number of votes per share of Preferred Stock equal to the number of shares of Common Stock into which each share of Preferred Stock is convertible. As of the record date, the Company had outstanding 18,676,700 shares of Common Stock and 115,057 shares of Preferred Stock (convertible into 3,834,850 shares of Common Stock). In addition, any Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

WHO CAN ATTEND THE MEETING?

     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

     Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Company's transfer agent, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

     Additionally, you may vote by telephone as outlined in the instructions to the accompanying proxy card.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Also, you can attend the meeting and vote in person, however, attendance alone will not revoke you proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     The Board recommends a vote:

     o    for election of the nominated directors (see pages 7 through 17);

     o for election of Deloitte & Touche LLP as the Company's independent auditors for our fiscal year ending March 31, 2003 (see page 17); and

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     Other Items. The affirmative vote of the holders of a majority of the votes represented in person or by proxy and entitled to vote will be required for approval of the election of independent auditors. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Therefore, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

WHAT HAPPENS IF I SIGN THE PROXY CARD WITHOUT GIVING INSTRUCTIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

WHO  WILL  PAY THE  COSTS  OF  SOLICITING  PROXIES  ON  BEHALF  OF THE  BOARD OF
DIRECTORS?

     The cost of soliciting proxies on behalf of the Board of Directors will be paid by the Company, including expenses of preparing and mailing this proxy statement. This solicitation will be made by mail and may also be made in person or by telephone or telegram by the Company's regular officers and employees, none of who will receive special compensation for such services. The Company, upon request, will also reimburse brokers, nominees, fiduciaries and custodians and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

                                 STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

     The following table sets forth the amount and percentage of the Company's outstanding Common Stock beneficially owned by each person who is known by the Company to beneficially own more than 5% of its outstanding Common Stock. All information is as of February 4, 2003 unless otherwise noted.

                                                Shares               Percent of
        Name of Individual                   Beneficially           Outstanding
       Or Identity of Group                     Owned               Common Stock
----------------------------------           ------------           ------------
5% Holders:
-----------

  Worldtech Waste Management, Inc.             2,926,207                15.50%
    750 Boston Neck Road, Suite 2
    Narragansett, RI 02882

  Richard A. Hansen                            1,409,594 (1)             7.50%
    Four Falls Corporate Center
    West Conshohocken, PA  19428

  John D. Freitag                              1,238,765 (2)             6.46%
    Cherry Grove Farm
    2621 Jamaica Point Road
    Trappe, MD

  E. Leo Bebeau                                  965,745                 5.05%
    126 Hilldale Drive
    Decatur, GA  30030
_______________
(1) Includes 120,000 shares Mr. Hansen has the right to purchase at a price of $2.10 per share pursuant to a warrant exercisable at any time until January 14, 2004.

(2) Includes 100,000 shares which Mr. Freitag may purchase pursuant to a currently exercisable stock option at a price of $2.00 per share, 66,666 shares which Mr. Freitag may purchase pursuant to a currently exercisable stock option at a price of $2.062, and 140,000 shares that Mr. Freitag has the right to purchase at a price of $2.10 per share pursuant to a warrant exercisable until January 27, 2004. Excludes an option held by Mr. Freitag to purchase 33,334 shares at a price of $2.062 per share that becomes exercisable on or after December 28, 2003. Includes 189,698 shares of Common Stock issuable upon the conversion of 5,691 shares of Preferred Stock owned.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table sets forth as of February 4, 2003, the amount and percentage of the Company's outstanding Common Stock and Preferred Stock beneficially owned by (i) each director, (ii) each named executive officer and
(iii) all executive officers and directors of the Company as a group.

                                                                          Series A Convertible
                                                   Common Stock              Preferred Stock
                                        -----------------------------  ---------------------------     Percentage of
   Name of Individual                       Number          Percent        Number        Percent       Total Voting
   or Identity of Group                    Of Shares (1)   of Class      Of Shares (1)  Of Class    Power (All Classes)
-----------------------                 -----------------  ----------  ---------------  ----------  -------------------
   R.Francis DiPrete                         212,806 (2)     1.14%          - - -         - - -            0.94%

   John D. Freitag                         1,238,765 (3)     6.46%          5,691         4.95%            5.38%

   E. Leo Bebeau                             965,745 (4)     5.05%          2,267         1.97%            4.21%

   Deborah Bailey                            133,333 (5)       *            - - -         - - -            0.59%

   John W. Smith                             525,577 (6)     2.78%          2,267         1.97%            2.31%

   Mark Trimue                               250,000 (7)     1.34%          - - -         - - -            1.11%

   John Reichel                                - - -         - - -          - - -         - - -            - - -

All directors and executive officers
   as a group (7 persons)                  3,326,226 (8)    16.66%         10,225         8.89%           13.98%

--------------------------------------------------------------------------------
*Less than 1% unless otherwise indicated.

(1) Information furnished by each individual named. This table includes shares that are owned jointly, in whole or in part, with the person's spouse, or individually by his spouse.

(2) Includes 33,333 shares, which Mr. DiPrete may purchase pursuant to a currently exercisable stock option at a price of $.72 per share. Excludes an option held by Mr. DiPrete to purchase 66,667 shares at a price of $.72 per share that becomes exercisable on or after January 28, 2004.

(3) Includes 100,000 shares which Mr. Freitag may purchase pursuant to a currently exercisable stock option at a price of $2.00 per share, 66,666 shares which Mr. Freitag may purchase pursuant to a currently exercisable stock option at a price of $2.062, and 140,000 shares that Mr. Freitag has the right to purchase at a price of $2.10 per share pursuant to a warrant exercisable until January 27, 2004. Excludes an option held by Mr. Freitag to purchase 33,334 shares at a price of $2.062 per share that becomes exercisable on or after December 27, 2003. Includes 189,698 shares of Common Stock issuable upon the conversion of 5,691 shares of Preferred Stock owned.

(4) Includes 100,000 shares, which Mr. Bebeau may purchase pursuant to a currently exercisable stock option at a price of $0.78 per share, and 275,000 shares, which Mr. Bebeau may purchase pursuant to a currently exercisable option at a price of $.73. Includes 75,566 shares of Common Stock issuable upon the conversion of 2,267 shares of Preferred Stock owned.

(5) Includes 33,333 shares, which Ms. Bailey may purchase pursuant to a currently exercisable stock option at a price of $0.73 per share. Excludes an option to purchase 66,667 shares at a price of $0.73 per share that becomes exercisable on or after June 13, 2003.

(6) Includes 100,000 shares, which Mr. Smith may be purchase pursuant to a currently exercisable stock option at a price of $0.75 per share, and 50,000 shares, which Mr. Smith may purchase pursuant to a currently exercisable option at a price of $.73. Includes 75,566 shares of Common Stock issuable upon the conversion of 2,267 shares of Preferred Stock owned.

(7) Includes 50,000 shares, which Mr. Trimue may purchase pursuant to a currently exercisable stock option at a price of $0.72 per share. Excludes an option to purchase 50,000 shares at a price of $0.72 per share that becomes exercisable on or after January 27, 2004.

(8) Includes options and warrants to purchase 948,332 shares which are currently exercisable or which become exercisable within 60 days and includes 340,830 shares issuable upon conversion of 10,225 shares of Preferred Stock.

OTHER INFORMATION

     On January 31, 2003, by a vote of approximately 73.5% of the shareholders of the Preferred Stock, the Certificate of Designation for the Preferred Stock was amended to change the rate of conversion from seventeen shares of Common Stock for each share of Preferred Stock (17:1) to thirty-three and one-third shares of Common Stock for each share of Preferred Stock (33 1/3:1) and to discontinue the payment of any dividend.

     On February 3, 2003, the Company announced a shareholder Rights Offering Program (the "Program"). Under the Program, shareholders of record on February 3, 2003 are entitled to purchase additional shares of Common Stock on a one (1) for three (3) basis for $.30 per share. All communications and questions about the Program should be directed to the Company's advisor, Philadelphia Brokerage Company, Attn: Scott Williams at 888-995-9466 or by mail at 992 Old Eagle School Road, Suite 915, Wayne, PA 19087. In conjunction with the Program, on February 7, 2003, approximately 51% of the shareholders of Common Stock and Preferred Stock voted to increase the number of authorized shares from thirty-five million (35,000,000) shares to fifty million (50,000,000) shares. As a result of this shareholder vote, the Company is now authorized to issue fifty million (50,000,000) shares consisting of forty million (40,000,000) shares of Common Stock and ten million (10,000,000) shares of Preferred Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the officers and directors of the Company, as well as persons who own more than 10% of a class of equity securities of the Company, file reports of their ownership of the Company's securities, as well as monthly statements of changes in such ownership, with the Company, the SEC and any stock exchange on which the Company's equity securities are then traded. Based upon representations received by the Company from its officers, directors and more than 10% stockholders, and the Company's review of the monthly statements of ownership changes filed with the Company by its officers, directors and more than 10% stockholders during the Company's fiscal year ended March 31, 2002, the Company believes that all such filings required during such fiscal year ended were made on a timely basis.

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors consists of four members, all of whom have been nominated to be elected at the annual meeting to serve until the Company's next annual meeting, and until their successors have been duly elected. Additionally, Mr. John W. Smith, President of the Company has been nominated for election to the Board of Directors.

     Unless otherwise instructed, the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the next annual meeting.

The Board of Directors recommends a vote "FOR" the election of the nominees named below.

The names of the nominees for director, together with certain information regarding them, are as follows:

                              Nominees for Director
                              ---------------------

             Name                        Age              Director Since
     -------------------                 ---              --------------

     R. Francis DiPrete                   48                   2002
     John D. Freitag                      73                   1992
     E. Leo Bebeau                        42                   2001
     Deborah Bailey (a)                   48                   2001
     John W. Smith                        63                    n/a
     ___________
     (a)  Member of the Audit Committee

     Mr. DiPrete, an attorney at law, was named to the Board of Directors on January 29, 2002. Mr. DiPrete has served as Chairman of the Board of the Company since July 10, 2002 and as Acting Chief Executive Officer since January 8, 2002. Mr. DiPrete has been a member of the Connecticut and Rhode Island Bar Associations since 1998. In conjunction with his private practice, Mr. DiPrete is the Chief Executive Officer and Director of Worldtech Waste Management, Inc. a position he has held since June 2000. Prior to that, he was the owner of F. DiPrete Realty from 1990 to 1997.

     Mr. Freitag, a private investor, served as the Company's Chief Executive Officer during the period of February through June 2001. He served as Chairman of the Board of the Company from February 1999 to July 9, 2002. He also served as the Acting President and Chief Executive Officer of the Company during May through July 1998. He was Chairman of the Board and Chief Executive Officer of the Company from November 1992 until April 1996. He is Chairman of the Board of Leopard Industries, Inc., a corporation engaged in private investing, and has held this position for more than five years.

     Mr. Bebeau was named to the Board of Directors on June 14, 2001. Mr. Bebeau became the Company's Chief Operating Officer and Chief Financial Officer effective October 10, 2002. He served as President and Chief Executive Officer from July 1, 2001 to October 9, 2002. Mr. Bebeau served as the Company's President and Chief Operating Officer from March 16, 2001 until June 30, 2001. He served as Executive Vice President and Chief Operating Officer from February 1, 2001 until March 15, 2001. He was an independent consultant for companies in facilities design and management, home health care, and medical accounting systems from 1992 until 2001. Mr. Bebeau held the position of Vice President of Operations and Marketing for the Company from 1987 to 1992.

     Ms. Bailey, an information technology industry executive, was named to the Board of Directors on June 14, 2001. Ms. Bailey has over 20 years of professional experience with Big 5 accounting, financial management and market development firms. She is currently the Chief Financial Officer and Senior Vice President for Visionary Systems Inc., a position she has held since August 1999. Prior to that, she served as Chief Financial Officer of Forum Benefits Group from July 1998 to June 1999 and was the owner of Bailey Financial from January 1996 to June 1998.

     Mr. Smith has served as the Company's President since October 10, 2002. Previously, he served as Chief Technology Officer from April 1, 2001 to October 9, 2002. Prior to that, Mr. Smith served an Executive Vice President of Business Development and Field Sales Operations with Syntax, Inc. for more than five years.

Executive Officers

     In addition to Mr. Smith and Bebeau, the Company's executive officers and key employees are:

     Mr. Trimue has served as the Company's Executive Vice President of Sales since February 1, 2002. Previously, Mr. Trimue served as Vice President - Business Development for Raidtec, Inc. from February 2001 to January 2002 and as Vice President - Business Development for Click Software, Inc. from 1998 to December 2000.

     Mr. Reichel has served as the Company's Vice President of Operations since November 1, 2002. Previously, Mr. Reichel served as Vice President of Operations for IX Systems, Inc. from October 2001 to August 2002 and as Director of Materials for Zaffire, Inc. from January 2000 to October 2001. From August 1998 to January 2000, he served as Operations Manager for Atlas Services / Veba Electronics.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met in person or telephonically 20 times during the Company's fiscal year ended March 31, 2002. Each member of the Board of Directors attended at least 75% of the meetings. The Board of Directors currently does not have an Executive Committee or a Nominating Committee. The Compensation Committee and Audit Committee of the Company's Board of Directors currently consists of Ms. Bailey. The Audit Committee reviews the Company's selection and retention of independent auditors, audit reports and management recommendations made by the Company's independent auditors.

                            COMPENSATION OF DIRECTORS

     The Company's directors currently serve without cash compensation. Each non-employee director of the Company is eligible to receive non-qualified stock options to purchase shares of the Company's Common Stock in an amount determined by the Company's Board of Directors from time to time under an equity incentive plan maintained by the Company. The Company granted Mr. Freitag, Ms. Bailey and Mr. DiPrete each 100,000 stock options on December 28, 2000, June 14, 2001 and January 29, 2002, respectively. On January 8, 2003, non-employee directors and an employee director were granted 100,000 and 50,000 shares, respectively, of restricted Common Stock as compensation for services for the fiscal year ended March 31, 2003.

                          REPORT OF THE AUDIT COMMITTEE

     The Company's Audit Committee is responsible for, among other things, reviewing with our independent auditors the scope and results of their engagement. In connection with the fiscal 2002 audit, the audit committee has:

     o    reviewed  and  discussed  with   management   our  audited   financial
statements to be included in our Annual Report on Form 10-KSB for the year ended March 31, 2002;

     o discussed with Deloitte & Touche LLP, our independent auditors, the matters required by Statement of Accounting Standards No. 61; and

     o received from and discussed with Deloitte & Touche LLP the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 regarding their independence.

     Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the year ended March 31, 2002 for filing with the Securities and Exchange Commission.

     At March 31, 2002, the sole member of the Audit Committee was Ms. Bailey.

                FEES PAID TO INDEPENDENT AUDITORS IN FISCAL 2002

During fiscal 2002, the Company incurred the following fees for services performed by Deloitte & Touche LLP:

     Audit fees (1)                                         $    104,642

     Financial information systems design
       and implementation fees                                       - -

     All other fees (2) (3)                                       17,768

     (1) Includes fees for the audit of our annual financial statements for fiscal 2002 and for the reviews of the financial statements included in Quarterly Reports on Form 10-QSB for fiscal 2002.
     (2) The Audit Committee has determined that the provision of these non-audit services was compatible with maintaining the independence of the Company's Independent Auditors.
     (3) Includes fees related to the Company's filing of forms S-3 and S-8, and for audit and accounting consultation.


              [The remainder of this page intentionally left blank]

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the compensation paid by the Company during each of the three fiscal years ended March 31, 2002, March 31, 2001 and March 31, 2000 for services rendered in all capacities by the Chief Executive Officer of the Company and all of the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in the fiscal year ended March 31, 2002.

                                                                        Long-Term Compensation
                                                                        ----------------------
                                                                                 Awards
                                                                     ----------------------------
                                           Annual Compensation       Restricted     Securities
           Name and           Fiscal       -------------------          Stock        Underlying       All Other
     Principal Position        Year        Salary($)       Bonus($)    Awards($)   Options(#)(12)   Compensation($)
----------------------------  ------      -----------      --------  -----------   --------------   ---------------
John W. Smith                  2002       119,391 (1)        ---         ---          150,000            6,900  (8)
  President

E. Leo Bebeau                  2002       119,792 (2)        ---         ---          275,000           28,983  (9)
  Chief Operating              2001        20,833 (3)        ---         ---          100,000            3,283
  Officer and Chief            2000           ---            ---         ---              ---              ---
  Financial Officer

Keith H. Daniel                2002       141,598 (4)        ---         ---              ---            8,700  (10)
                               2001       127,574            ---         ---          161,000            1,800
                               2000       110,000          5,000         ---              ---              ---

John D. Freitag  (5)           2002           ---            ---         ---              ---              ---
                               2001           ---            ---         ---              ---              ---

Perry J. Pickerign  (6)        2002           ---            ---         ---              ---              ---
                               2001       200,000            ---         ---          101,000              ---
                               2000       150,000         52,212         ---              ---              ---

Darrin S. Sherrill             2002       150,000 (7)        ---         ---              ---           14,400  (11)
   General Manager -           2001       112,500            ---         ---           51,000           10,800
     Multi-User                2000           ---            ---         ---              ---              ---

___________________

(1) Mr. Smith became the Company's President effective October 10, 2002. He served as Chief Technology Officer from April 1, 2001 to October 9, 2002. Mr. Smith's annual salary was $125,000 during the year ending March 31, 2002. See "Employment Agreements".

(2) Mr. Bebeau became the Company's Chief Operating Officer and Chief Financial Officer on October 10, 2002. He served as President and Chief Executive Officer from July 1, 2001 to October 9, 2002. Mr. Bebeau's annual salary was $125,000 during the year ending March 31, 2002. See "Employment Agreements".

(3) Mr. Bebeau served as Executive Vice President and Chief Operating Officer from February 4, 2001 to March 15, 2001 and as President and Chief Operating Officer from March 16, 2001 to June 30, 2001.

(4) Mr. Daniel served as Chief Financial Officer from February 1, 1999 to October 9, 2002. Mr. Daniel's annual salary was $145,000 during the year ended March 31, 2002. Mr. Daniel's employment agreement expires February 15, 2003. See "Employment Agreements."

(5) Mr. Freitag served as Chief Executive Officer from February 1, 2001 to June 30, 2001. He received no cash compensation.

(6) Mr. Pickerign resigned as the Company's President and Chief Executive Officer on February 1, 2001.

(7) Mr. Sherrill's annual salary was $150,000 for the year ended March 31, 2002. Mr. Sherrill resigned as General Manager of Multi-User Solutions, Ltd. on July 29, 2002. See "Employment Agreements."

(8)  Mr. Smith received $6,900 as an automobile allowance.

(9) Mr. Bebeau received $6,900 as an automobile allowance. Additionally, he received a $22,083 advance against future incentive bonuses.

(10) Mr. Daniel received $8,700 as an automobile allowance.

(11) Mr. Sherrill received $14,400 as an automobile allowance.

(12) See "Option Grants Table" below.

                               OPTION GRANTS TABLE

     The following table sets forth the number of shares of common stock underlying options granted to the named executive officers during the fiscal year ended March 31, 2002. No stock appreciation rights were granted.

                OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 2002


                          -----------------------------------------------------------------------
                             Number of
                            Securities        % of Total
                            Underlying      Options Granted     Exercise
      Name                Options Granted   to Employees in      Price
                                (#)           Fiscal Year     ($/share)(1)      Expiration Date
      -----------------   ---------------   ---------------   ------------   --------------------
      John W. Smith            100,000           15.3%         $     0.75      March 31, 2011 (2)
                                50,000            7.7%               0.73       June 13, 2011 (3)

      E. Leo Bebeau            275,000           42.1%         $      .73       June 13, 2011 (4)



      Mark Trimue              100,000           15.3%         $      .72    January 27, 2012 (5)

___________________

(1) The exercise price was fixed as the closing market price at the date of grant.

(2) The options vested and became exercisable as follows: 25,000 shares vested on the grant date of April 1, 2001, 25,000 shares vested on March 31, 2002, and 50,000 shares vested on December 31, 2002.

(3) The options vested and became exercisable as follows: 25,000 shares vested on March 31, 2002 and 25,000 shares vested on December 31, 2002.

(4) The options vested and became exercisable as follows: 75,000 shares vested on March 31, 2002, 33,333 shares vested on June 13, 2002, 166,667 shares vested on December 31, 2002.

(5) The options vest and become exercisable as follows: 25,000 shares vested on the grant date of January 28, 2002, 25,000 vested on January 27, 2003 and 50,000 shares vest on January 27, 2004.

The following table sets forth information with respect to options exercised during the fiscal year ended March 31, 2002 and held on March 31, 2002.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                    Number of Securities             Value of Unexercised
                       Shares                      Underlying Unexercised            In-the-Money Options
                      Acquired                   Options at Fiscal Year End        at Fiscal Year End ($) (1)
                         on          Value      -----------------------------     ----------------------------
     Name             Exercise     Realized     Exercisable     Unexercisable     Exercisable    Unexercisable
------------------    --------     --------     -----------     -------------     -----------    -------------
John W. Smith            ---         ---           75,000           75,000         $     ---       $     ---
E. Leo Bebeau            ---         ---          158,333          216,667         $     ---       $     ---
Keith H. Daniel          ---         ---          241,000              ---               ---             ---
Darrin S. Sherrill       ---         ---            1,000           50,000               ---             ---
John D. Freitag          ---         ---           33,333           66,667               ---             ---

________________

(1) Calculated based on the $.65 closing price on the OTC Bulletin Board of the underlying securities on March 25, 2002, the last day the stock traded during fiscal 2002.

                              EMPLOYMENT AGREEMENTS

     Effective November 1, the Company amended and restated its employment agreement with Mr. Bebeau dated April 1, 2001. The amended agreement employed Mr. Bebeau as President and Chief Executive Officer of the Company through March 31, 2003 and provides for the automatic renewal of Mr. Bebeau's employment for successive periods of one year, subject to prior written notice of termination by Mr. Bebeau or the Company, in each case not later than 90 days prior to the expiration of the then current term. Under the employment agreement, Mr. Bebeau receives an annual salary of $125,000, and is entitled to an annual bonus up to $75,000 when the Company's net income exceeds specified levels. On March 16, 2001, the Company granted Mr. Bebeau non-qualified stock options to purchase 100,000 shares of the Company's common stock at an exercise price of $0.78 per share, of which vesting was scheduled to occur as follows: 25,000 shares immediately, 25,000 shares on March 31, 2002, and 50,000 shares on March 31, 2003. These options expire March 15, 2011. Additionally, on June 14, 2001, the Company granted Mr. Bebeau non-qualified stock options to purchase 275,000 shares of the Company's common stock at an exercise price of $.73 per share, of which vesting was scheduled to occur as follows: 75,000 shares on March 31, 2002, 33,333 shares on June 13, 2002, 100,000 shares on March 31, 2003, 33,333 shares on June 13, 2003 and 33,334 shares on June 13, 2004. These options expire June 13, 2011. Mr. Bebeau's employment agreement provide that if the Company fails to provide any compensation on a timely basis and such failure continues for a period of thirty days then all stock options that are not currently exercisable will become vested and exercisable. On December 31, 2002, all options listed above that were not currently exercisable became vested and exercisable. Pursuant to the employment agreement, the Company provides Mr. Bebeau with an automobile allowance of $600 per month.

     On November 1, 2002, Mr. Bebeau voluntarily took a salary reduction from $125,000 to $100,000 per year and stopped receiving his car allowance. Such amounts remain an obligation of the Company to Mr. Bebeau.

     On January 8, 2003, Mr. Bebeau was granted 170,000 restricted common shares as additional compensation for the fiscal year ended March 31, 2003.

     On January 8, 2003, Mr. Bebeau converted $29,518 of past due and unpaid salary prior to November 2002 for 295,179 shares of the Company's restricted common stock.
________________

     Effective January 1, 2001, the Company amended and restated its employment agreement with Mr. Daniel dated February 1, 1999. The amended agreement, signed March 16, 2001, employed Mr. Daniel as Chief Financial Officer of the Company through January 15, 2002 and provides for the automatic renewal of Mr. Daniel's employment for successive periods of one year, subject to prior written notice of termination by Mr. Daniel or the Company, in each case not later than 180 days prior to the expiration of the then current term. Under the employment agreement, Mr. Daniel receives an annual salary of $145,000, and is entitled to an annual bonus up to $75,000 when the Company's net income exceeds specified levels. On February 1, 1999, the Company granted Mr. Daniel non-qualified stock options to purchase 75,000 shares of the Company's common stock at an exercise price of $1.875 per share, of which 25,000 shares vested immediately, 25,000 shares vested on January 31, 2000 and 25,000 shares vested on January 31, 2001. These options expire on January 31, 2009. On December 28, 2000, the Company granted Mr. Daniel non-qualified stock options to purchase 61,000 shares of the Company's common stock at an exercise price of $2.062 per share, of which 30,500 shares vested immediately and 30,500 shares vested on December 27, 2001. These options expire on December 27, 2010. On March 16, 2001, the Company also granted Mr. Daniel non-qualified stock options to purchase 100,000 shares of the Company's common stock at an exercise price of $0.78 per share, of which 50,000 shares vested immediately and 50,000 shares vested on December 31, 2001. These options expire on March 15, 2011. Pursuant to the employment agreement, the Company provides Mr. Daniel with an automobile allowance of $600 per month. Mr. Daniel's employment agreement ends on February 15, 2003 and the Company provided notice to Mr. Daniel that the employment agreement was not going to be renewed.
________________

     Effective November 1, the Company amended and restated its employment agreement with Mr. Smith dated April 1, 2001. The amended agreement employed Mr. Smith as Executive Vice President - Technical Services and Chief Technology Officer of the Company through March 31, 2003 and provides for the automatic renewal of Mr. Smith's employment for successive periods of one year, subject to prior written notice of termination by Mr. Smith or the Company, in each case not later than 90 days prior to the expiration of the then current term. Under the employment agreement, Mr. Smith receives an annual salary of $125,000, and is entitled to an annual bonus up to $75,000 when the Company's net income exceeds specified levels. On April 1, 2001, the Company granted Mr. Smith non-qualified stock options to purchase 100,000 shares of the Company's common stock at an exercise price of $0.75 per share, of which vesting was scheduled to occur as follows: 25,000 shares immediately, 25,000 shares on March 31, 2002, and 50,000 shares on March 31, 2003. These options expire on March 31, 2011. Additionally, on June 14, 2001, the Company granted Mr. Smith non-qualified stock options to purchase 50,000 shares of the Company's common stock at an exercise price of $.73 per share, of which vesting was scheduled to occur as follows: 25,000 shares on March 31, 2002 and 25,000 shares on March 31, 2003. These options expire June 13, 2011. Mr. Smith's employment agreement provide that if the Company fails to provide any compensation on a timely basis and such failure continues for a period of thirty days then all stock options that are not currently exercisable will become vested and exercisable. On December 31, 2002, all options listed above that were not currently exercisable became vested and exercisable. Pursuant to the employment agreement, the Company provides Mr. Smith with an automobile allowance of $600 per month.

     On November 1, 2002, Mr. Smith voluntarily took a salary reduction from $125,000 to $100,000 per year and stopped receiving his car allowance. Such amounts remain an obligation of the Company to Mr. Smith.

     On January 8, 2003, Mr. Smith was granted 150,000 restricted common shares as additional compensation for the fiscal year ended March 31, 2003.

     On January 8, 2003, Mr. Smith converted $15,000 of past due and unpaid salary prior to November 2002 for 150,000 shares of the Company's restricted common stock.
________________

     On June 28, 2000, the Company also entered into an employment agreement with Mr. Sherrill. The employment agreement initially provided for the employment of Mr. Sherrill as Chief Operating Officer of the Company for a period of three years and for the automatic renewal of Mr. Sherrill's employment for successive periods of one year, subject to prior written notice of termination by Mr. Sherrill or the Company, in each case not later than 180 days prior to the expiration of the then current term. Under the employment agreement, Mr. Sherrill receives an annual salary of $150,000. On the date of the employment agreement, the Company granted Mr. Sherrill non-qualified stock options to purchase 50,000 shares of the Company's common stock at an exercise price of $4.625 per share, all of which vest on June 27, 2003. These options expire on June 27, 2010. On March 9, 2001, Mr. Sherrill assumed the position of General Manager of the Company's service and support segment. Previously, Mr. Sherrill was Chief Operating Officer of the Company. The compensation portions of the employment agreement remained in force. Pursuant to the employment agreement, the Company provides Mr. Sherrill with an automobile allowance of $1,200 per month. Mr. Sherrill resigned his position on July 29, 2002.

                              CERTAIN TRANSACTIONS

     In November 2001, the Company and Mr. DiPrete entered into an agreement whereby Mr. DiPrete receives monthly compensation of 10,000 restricted shares of the Company's common stock in return for consulting services. The agreement expired in December 2002.

     In November 2002, the Company issued 67,600 shares of Common Stock to Worldtech in return for consulting services.

     In March 2002, the Company sold 200,000 shares of Common Stock to Worldtech for net proceeds of $100,000. In May 2002, the Company sold 84,000 shares of Common Stock to Worldtech for net proceeds of $44,700. In December 2002, the Company sold 1,000,000 shares of Common Stock to Worldtech for net proceeds of $100,000.

     In December 2002, the Company reached an agreement with Worldtech to convert $20,000 of debt into 200,000 shares of common stock.

     During the quarter ended June 30, 2001 the Company concluded a private placement of Preferred Stock to a group of accredited investors and realized proceeds of $640,000, net of issuance costs of $46,000. In December 2001, the Company sold 9,970 shares of Preferred Stock to an accredited investor and realized net proceeds of $99,700. In the quarter ended March 31, 2002, the Company sold 7,500 shares of Preferred Stock to accredited investors and realized net proceeds of $75,000. In February 2002, the Company sold 5,649 shares of Preferred Stock to Worldtech and realized net proceeds of $56,490. In the quarter ended June 30, 2002, the Company sold 8,000 shares of Preferred Stock to an accredited investor and realized net proceeds of $80,000.

     The purchasers of the private placement of the Company's Preferred Stock included Mr. Bebeau, then the President and Chief Executive Officer and a director of the Company, who purchased 2,000 shares for net proceeds of $20,000, Mr. Daniel, then the Chief Financial Officer of the Company, who purchased 2,000 shares for net proceeds of $20,000, Mr. Smith, then the Executive Vice President and Chief Technology Officer, who purchased 2,000 shares for net proceeds of $20,000 and Mr. David Laube, a former director of the Company, who purchased 5,000 shares for net proceeds of $50,000. Additionally, the Company issued 5,000 shares of its Preferred Stock in settlement of $50,000 of interest due to Mr. Freitag.

     The Company believes the foregoing  transactions were made on terms no less
favorable  to  the  Company  than  could  have  been  otherwise   obtained  from
unaffiliated third parties under prevailing circumstances.

                  ITEM 2 - APPOINTMENT OF INDEPENDENT AUDITORS

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2003. The Company has been advised by Deloitte & Touche LLP that none of its members has any financial interest in the Company. Election of Deloitte & Touche LLP will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the annual meeting.

     No representative of Deloitte & Touche LLP will attend the annual meeting.

     The Board of  Directors  recommends a vote "FOR" the election of Deloitte &
Touche LLP as the Company's independent auditors for the fiscal year ending March 31, 2003.

                              STOCKHOLDER PROPOSALS

     Appropriate proposals of stockholders intended to be presented at the Company's fiscal 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act, must be received by the Company by October 13, 2003 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all stockholder proposals submitted outside of the stockholder proposal rules promulgated pursuant to Rule 14-a-8 under the Securities Exchange Act must be received by the Company by December 26, 2003 in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such stockholder proposals, which may come before the fiscal 2003 annual meeting. With regard to such stockholder proposals, if the date of the fiscal 2003 annual meeting is subsequently advance or delayed by more than 30 days from the date of the fiscal 2002 annual meeting, the Company shall, in a timely manner, inform stockholders of the change and the date by which proposals must be received.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration at the annual meeting other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                        By Order of the Board of Directors,


                                        John W. Smith, President
February 14, 2003